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The following is a transcript of the fourth-quarter 2018 financial results conference call of Ashland Global Holdings Inc. (“Ashland” or the “Company”), recorded on Wednesday, November 7, 2018.

Operator

Good day, ladies and gentlemen, and welcome to your Ashland Global Holdings Inc. fourth quarter earnings call. As a reminder, today’s conference is being recorded.

I would now like to turn the call over to Seth Mrozek. Sir, you may begin.

Seth A. Mrozek—Director of Investor Relations, Ashland Global Holdings Inc.

Thank you, Sydney. Good morning, everyone, and welcome to Ashland’s Fourth Quarter Fiscal 2018 Earnings Conference Call and Webcast. My name is Seth Mrozek, Director, Ashland Investor Relations. Joining me on the call today are Bill Wulfsohn, Ashland’s Chairman and Chief Executive Officer; and Kevin Willis, Senior Vice President and Chief Financial Officer.

We released preliminary results for the quarter ended September 30, 2018, shortly after 5:00 p.m. Eastern Time yesterday, November 6. Additionally, we’ve posted slides to our website, ashland.com, under the Investor Relations section and have furnished each of these documents to the SEC in a Form 8-K.

As a reminder, during today’s call, we will be making forward-looking statements on a number of matters, including our financial guidance for fiscal year 2019. These forward-looking statements are subject to risks and uncertainties that could cause future results or events to differ materially from today’s projections. We believe any such statements are based on reasonable assumptions but cannot assure that such expectations will be achieved. Please refer to yesterday’s slide presentation for a fuller explanation of those risks and uncertainties and the limits applicable to forward-looking statements.

Please also note that we will be referring to certain actual and projected financial metrics on Ashland on an adjusted basis, which are non-GAAP financial measures. We will refer to these measures as adjusted and present them in order to supplement your understanding and assessment of the financial performance of our ongoing business. Non-GAAP measures should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. The most directly comparable GAAP measures as well as reconciliations of the non-GAAP measures to those GAAP measures are available in and on our website and in the Appendix of yesterday’s slide presentation.

With that, I will turn the call over to Bill.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Good morning, everyone, and thank you for calling in to Ashland’s Fourth Quarter Fiscal Year 2018 Earnings Call. 18 months ago, having just completed the Valvoline separation, we presented our Investor Day thesis, which included 3 performance targets driven by 7 core operating levers. We have now completed our first full fiscal year, and I’m pleased to share clear evidence that our value-creation plan is working.

The following are a few highlights as evidence of our progress towards our financial goals. Our first Investor Day financial objective was to grow EPS at a level greater than 15% per year. In fiscal year ‘18, we grew EPS by 47%. We also set the objective to increase ASI’s adjusted EBITDA margins to 25% to 27%. In the fourth quarter, we achieved adjusted EBITDA margins of 25.2%, our highest in 6 years. And for the full fiscal year ‘18, margins rose 100 basis points to 23.2% when compared to fiscal year 2017.

Finally, on an adjusted basis, we delivered free cash flow of $159 million, which includes $39 million of restructuring payments, which puts us well in line with our target to generate $1 billion or more of free cash flow over the planned period.

Now getting a bit more granular within ASI, revenue was up for the year 11%, or 4% excluding the impact of currency divestitures and acquisitions. Personal care sales rose 4% driven by a very strong year for innovative biofunctional skin and hair care technologies.

Pharma was up 11% due to incremental sales from our new Klucel capacity and our successful CMC debottlenecking activities.

Adhesives sales rose 5% for the year largely driven by healthy pricing and strong product mix improvements.

Coatings rose 5% as we sustain strong relationships with our key coatings customers and continue to drive innovation with the successful launch of Aquaflow XLS. And we also expanded our Nanjing capacity by roughly 30%.

Construction, energy and performance specialties was up 9% for the year driven by improving market conditions. And finally, nutrition and other climbed 8% due to focused asset utilization programs.

For the full fiscal year, ASI’s adjusted EBITDA margin grew 100 basis points to 23.2% in the context of approximately $40 million of raw material inflation. This was achieved through aggressive pricing actions, multiple product launches to improve product mix and profitability, targeted volume initiatives to drive positive absorption and reduced spending leading to adjusted SG&A being approximately 130 basis points lower than prior year.

Finally, we had great success integrating Pharmachem and upgrading the mix, allowing us to improve margins and free up capacity to grow sales from a more profitable base.

In Q3, you saw improved year-over-year Pharmachem EBITDA margins. Before corporate allocations, they were approximately 30%. In Q4, those margins, again, expanded up almost 1,000 basis points year-over-year to 33%, and Pharmachem sales rose 6% year-over-year. So for the full year, Pharmachem delivered $65 million in adjusted EBITDA, excluding corporate allocations. And this was in line with our expectations for the business for the year.

Taken altogether, these actions delivered $574 million in adjusted EBITDA for ASI. This is a 16% increase over prior year and a 9% increase without FX, acquisitions and divestitures.

Also noteworthy in fiscal year ‘18, composites and I&S reported very strong results. Within Composites, sales grew 21%, while adjusted EBITDA came in at $95 million, which was up 7%. Within I&S, sales climbed 25%, and adjusted EBITDA finished at $61 million, up 135% from prior year.

In addition, during the year, we kicked off a plan to sell our Composites and Marl I&S business with the objective of completing our path to becoming a pure specialty chemical company. This action remains on track as we work to complete a competitive process. We also took proactive actions to offset stranded costs related to Composites and Marl sale and to accelerate EBITDA margin improvement by 200 basis points in ASI. In total, we announced a $120 million cost take-up program.

This program, which is also intended to make us a more nimble, customer-focused, growth-oriented organization is fully on track. We met our first major milestone by capturing the targeted $20 million in annualized run rate savings by the end of the September quarter. Note that Specialty Ingredients adjusted SG&A spend in Q4 was down 5% versus prior year.

We have now completed our organization redesign and are on track with all cost savings. We remain on track to be at a $50 million annualized run rate by the end of the calendar year and are on schedule to deliver the $120 million of run rate savings by the end of calendar 2019.

So when you bring this altogether, Ashland delivered very strong results in fiscal year 2018. In the aggregate, sales rose 15% to $3.7 billion. Excluding currency and acquisitions, sales grew 7%. We offset significant raw material inflation through pricing actions, mix optimization and a successful focus on asset utilization absorption. Adjusted SG&A was down 130 basis points versus prior year.

All 3 segments met or exceeded the outlook ranges we presented at the beginning of the year. Adjusted EBITDA rose 20% to $683 million. And as I mentioned before, adjusted EPS climbed 47%, which is far above the 15% target we outlined at our Investor Day last year.

The results of these efforts can be seen in our stock performance versus the S&P 400 when you look at it on a 1-year basis, a 3-year basis or a 5-year basis.

Finally, in referencing fiscal year ‘18, I’d like to finish with a key accomplishment achieved on our founding principle, which is safe and responsible operations. Now you may recall, during our last call, I shared that Ashland was recognized as the American Chemistry Council’s Responsible Care of the Year. In addition, tonight, Ashland will be named one of America’s Safest Companies for 2018 by EHS Today, the magazine for EHS leaders. While we will never be satisfied until we achieve our vision of zero incidents, we are proud of the important work being done by our global teams to promote a zero incident culture at Ashland, and we do appreciate this recognition.

So in conclusion, I believe that in fiscal year 2018, we demonstrated that, one, we have a strong plan for value creation; two, we are proactively taking aggressive action to accelerate results; three, the team is executing at a high level; and four, as a result, we are creating significant comparative value for our shareholders.

I will now turn the call over to Kevin for a closer look at fiscal year 2018 financials and our fiscal year 2019 outlook.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Thank you, Bill, and good morning, everyone. First, let’s start with Ashland’s results in the fourth quarter. Sales in the quarter were $956 million, up 9% from the year ago period. Adjusted EBITDA in the quarter was $179 million, up 11% year-over-year. In the quarter, we reported U.S. GAAP earnings from continuing operations of $0.17 per diluted share. On an adjusted basis, we reported income from continuing operations of $0.97 per diluted share compared to $0.78 in the prior year. This compares to our outlook at the beginning of the quarter of $0.90 to $1 per share.

Free cash flow during the fourth quarter was $131 million compared to $69 million in the prior year. These amounts include $2 million in restructuring costs in the fourth quarter of fiscal 2018 and $3 million of restructuring in the year ago period. Our effective tax rate for the fourth quarter after adjusting for key items was 16% compared to 6% in the prior year period.

Now for an update on the sale process for Composites and the Marl BDO facility. The process continues to be competitive and remains on track, and our expectations have not changed. We continue to expect to have a deal signed this quarter. There has been a strong interest from potential buyers throughout the process, and we look forward to sharing more information when a definitive agreement is finalized.

Turning to the balance sheet. We’ve made excellent progress reducing our leverage since the Pharmachem acquisition in mid-2017. In fiscal 2018, we reduced our gross debt to adjusted EBITDA by over a turn to 3.7x. Our target for gross debt-to-EBITDA following the planned Composites and Marl divestiture remains about 2.5x EBITDA. We expect to achieve this during fiscal 2019 through a combination of EBITDA growth in the remaining business and debt reduction. Our thinking around use of proceeds from the Composites and Marl divestiture hasn’t changed, primarily debt reduction.

Now I’d like to spend some time on our financial outlook for fiscal 2019, which we published in our release materials last night. Note that our outlook for fiscal 2019 is provided on a current operations basis. We plan to update the outlook following a Composites Marl transaction announcement.

We expect the following fiscal 2019 adjusted EBITDA ranges for each of our current reportable segments: $610 million to $635 million for Specialty Ingredients; $95 million to $105 million for Composites; $55 million to $65 million for I&S; and we would expect to have around $40 million to $50 million of corporate and unallocated other costs. Consistent with fiscal 2018, we plan to update these outlook ranges throughout the year.

Within Specialty Ingredients, we expect continued growth in Pharma, our highest margin business, as well as our industrial businesses. In personal care, we expect continued growth in our skin and hair care end markets. However, we expect reduced demand in the oral care end market. Within oral care, Colgate is an important customer, and they are relaunching their Total toothpaste brand with a different antibacterial ingredient that does not require our Gantrez or any other bioadhesive. This relaunch could impact Specialty Ingredients annual sales by as much as 1%. In spite of this isolated item, we expect to grow Specialty Ingredients sales by 2% to 3% in fiscal 2019. This sales growth, combined with $20 million of cost savings from the restructuring program, is expected, at the midpoint of our range, to deliver approximately 8% EBITDA growth in fiscal 2019. We are very confident we can continue to leverage the playbook from fiscal 2018 to deliver solid execution, driving mixed improvements, a focused pipeline of new value-creating products, asset utilization and aggressive pricing actions.

For the full year, we expect Ashland’s adjusted EPS to be in the range of $4.20 to $4.40 per share. This assumes an effective tax rate of 15% to 17% and represents a roughly 20% year-over-year increase in adjusted EPS. For the first quarter, we expect adjusted earnings in the range of $0.55 to $0.65 per diluted share compared to $0.42 per diluted share in the prior year period. This assumes an effective tax rate of 16% in the first quarter.

Remember that the December quarter is our seasonally slowest from a commercial and manufacturing standpoint. We expect free cash flow of approximately $230 million in fiscal 2019, including an estimated $40 million of separation and restructuring-related costs. As we communicated at our May 2017 Investor Day, our free cash flow objectives are net of any separation or restructuring-related costs.

Now I’ll turn the call back over to Bill.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Thank you, Kevin. So in summary, we defined a plan during our Investor Day in 2017. We have a strong team focused on disciplined execution. We’re taking aggressive and proactive action. The plan was effectively implemented in fiscal year 2018 and led to significant value creation for shareholders.

Looking to fiscal year 2019, for ASI, we expect to deliver 2% to 3% organic revenue growth. We expect to continue to improve EBITDA margins through innovation value selling and better asset utilization. And this, combined with $20 million of cost savings from the $50 million ASI restructuring program, is expected to deliver, at the midpoint of our range, approximately 8% EBITDA growth.

In addition, we intend to complete the sale of the Composites business and the Marl BDO facility while implementing programs to eliminate roughly $70 million of related stranded costs.

In closing, the Ashland team delivered in fiscal year 2018, and we intend to deliver again in fiscal year 2019.

And with that, we’ll open the call up for questions. Thank you.

QUESTIONS AND ANSWERS

Operator

Our first question comes from Christopher Parkinson with Credit Suisse.

Christopher S. Parkinson—Director of Equity Research, Credit Suisse AG, Research Division

Kevin, your guidance of $20 million in cost savings for ASI embedded in guidance for next year, can you just talk about the initial buckets of savings in that number and then break down ASI’s benefit from 4Q? I think naturally, all the sell sides agree in terms of the cadence of the remaining $30 million for the total of $50 million over time. But can you just kind of just break down what’s in your control over the intermediate term? The initial progress? And maybe just very quickly touch on the longer-term opportunities of procurement in SAP once ASI is a stand-alone entity.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Sure, sure. Thank you for the question. And we feel great about the progress that’s been made. First of all, on delivering the initial milestone of $20 million run rate by the beginning of fiscal year, we have roughly about half of the savings within ASI would be headcount related, and half of that would be in indirect or manufacturing-related costs. We have defined the actions, which we intend and are in the process of implementing. And in fact, we have worked to communicate throughout the organization the changes that we are making. And with that, we feel like we are strongly on track for the $50 million run rate by 12/31/18. And then the remainder will be achieved throughout, if you will, the rest of the fiscal year with the benefit being fully realized, we’ll say, in calendar 2019.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

And Chris, the plans are done. We’ve communicated internally with the vast majority of our employees, whether they’re impacted or not by the restructuring, so people know where they stand. And really, it’s all about implementation at this point, and some will come sooner rather than later. In terms of what we saw in Q4 for the corporation, realized savings is probably in the range of, call it, $3 million, $4 million, again, across the corporation, and that’s partly in corporate, partly in the ingredients business. But we’re very confident about our ability to deliver on this. We’ve got solid plans. Everybody understands their accountabilities around those plans. And we’re prepared to track and manage that very, very closely and carefully throughout the course of this fiscal year. This is not a new process for us. We’ve done this many times as we bought and sold businesses and have a high degree of confidence that we’ll get this done.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

And one other point, just to add, and it’s really to emphasize this. We’ve defined the actions, and we have set them up with, if you will, milestone dates. We have owners. And we have a process to track, not only the actions and the implementation but to track the effectiveness, if you will, going through the P&L.

Christopher S. Parkinson—Director of Equity Research, Credit Suisse AG, Research Division

Got it. And just a quick follow-up. On the Pharmachem front, there’s a little bit of noise and maybe a little investors’ skepticism over the last, let’s say, 5-or-so quarters. But the precorporate expense margin is 33%. It’s, quite frankly, surprising but a pleasant one at that. Can you walk us through just the quarter, the cost improvements, just what you were going through the implementation process there? And then just how we should think about the precorporate margins into ‘19? And just any update on how you’re thinking about the N&H part of that versus the F&F or F&B?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

You bet. You bet. And again, we’re very pleased. We had a strategy with the business when we brought it onboard. It’s a great business. It’s a great complement to what it is we do in our core. I’d love to talk about some of the synergies that we’re seeing on the commercial front and so forth. But more specifically, to your question, we did exit what we would consider to be some lower-margin, less-attractive business. We fundamentally lowered the SG&A. Part of that was within the business. Part of that was related to the synergies that are associated with bringing the business into Ashland. And then we focused on growing the business within more differentiated and a higher-margin mix. And again, while we don’t include this in the numbers, we are using their assets now to help us produce products, which we otherwise have limited capacity and would have had tolled. So we’ve progressed on track. You see the margin improvement that’s taken place throughout the year and the contribution. And so we saw a lot of momentum building as we finished the fiscal year, and we expect that strength to continue. In addition, from a synergy standpoint, we were able to move the local portion of the business on to our SAP, and we’ll work on moving the remainder of Pharmachem on to SAP this year. And that’s very important because that will help to unlock additional, if you will, cost-based synergies once we have that in place. So I’m happy to go into more detail about the respective synergies, but I hope that answers your question.

Operator

Our next question comes from John McNulty with BMO Capital Markets.

John Patrick McNulty—Analyst, BMO Capital Markets Equity Research

Look, the Pharma business was—you had some capacity expansions. You had Klucel expanding. I guess, when you—and you saw some really solid growth in that segment. I guess, like I’m wondering, how should—we should think about what the normalized growth for that business is at this point? Or put another way, when you—we get through kind of the annualizing of the capacity ramp, what should we be thinking about in terms of growth there? Because I think, there may have been some pent-up demand, and I guess, we’re trying to think about what normal might be for that.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

You bet. And as we shared in our Investor Day, 5% growth would be a reasonable target for that business. You’re right, there was pent-up demand for these products. And what we’re seeing is that as we are able to produce the quantity, the quality on time with our customers, that there is significantly greater interest. So I would say 5% would be a good number to estimate. But at the same point, we’re cautiously optimistic that there may be opportunities to grow that portion of the business at a more accelerated base or rate at a—on a more sustained basis.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

And John, the other thing I would add to that is Klucel has been a really important capacity expansion for us. We’ve seen really, really solid uptick on that improved capacity. But I would also mention, our Benecel capacity at Doel, Belgium, our ability to produce those Pharma-grade products at Doel with incredibly high produced-as-intended rates have been very well accepted by customers. And that’s also upped our Pharma growth this year, and we expect that to also contribute in the coming years as well.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

And that’s just one of those examples of the asset utilization programs where our focused effort has allowed us to take existing equipment and just get, not only a higher grade but a lot more productivity from it, given this opportunity to grow.

John Patrick McNulty—Analyst, BMO Capital Markets Equity Research

Got it. No, that’s helpful. And then, I guess, on the ASI side, I think there were some commentary in the deck around the price versus cost. And while you’ve got some pricing, cost inflation more than offset that, I guess, what were the major buckets in terms of the cost pressures? And I guess, how should we think about your ability to catch up with regard to price on that?

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. I’ll answer your second question first. As you look at ASI, it depends on the end market. But generally, it’s 1 to 2 quarters of lag to actually get caught up on price. And as you’re well aware, we’ve been talking about it for quite a while. We’ve—and we’ve seen continued raw material cost pressure. We do have a fair amount of crude-derived raws, and so that’s something to watch. We have seen crude come off. We have to work through our higher cost inventories before we’ll actually see the benefit of that. But over the course of the next quarter or 2, we’ll get that done. And we should—assuming crude stays at current levels, we should start to see some benefit from that. We’ve also seen cost pressure from a transportation perspective as at most companies. We see the cost of shipping not only in the U.S. but in other parts of the world increasing. As ironically, GDP has increased, there’s been a bit of a shortage of over-the-road trucks and drivers. And so we’ve seen some cost inflation from that as well. I don’t want to overplay that, but that’s definitely been in there. And so that’s kind of where we are. I would say that we’ve—we have developed really strong processes internally with the sales force and with our ability to track what actually happens from a cost versus price perspective. And we’re leveraging that to hold the team accountable for driving improved pricing, not only where we see the cost pressure but otherwise.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

And just to add, certainly, the price versus raw is an extremely important area that we are focusing a lot of energy on. We feel great about the progress that we have made as it relates to the raw material inflation we saw last year. More work to be done. But at the same time, I want to continue to emphasize the theme that we hold our commercial teams accountable for their commercial contribution, which includes the volume, the mix, the absorption, the price versus raws. And as a team, what we have done is focused on how do we deliver the results and the aggregate and not look for, for example, we had $40 million of raw material inflation last year, we’re talking about that because of our unplanned—we’re talking about that because it comes up in the question. But we haven’t been wearing that on our sleeve as a reason for not delivering or delivering at a different level. So we’ll continue to work on price, but the team has an attitude that there are multiple avenues to improve our profit contribution. And in certain parts of a cycle, some will be more favorable; in other parts, we’ll have to pull harder in other areas.

Operator

Our next question comes from David Begleiter with Deutsche Bank.

David L. Begleiter—Managing Director and Senior Research Analyst, Deutsche Bank AG, Research Division

Bill and Kevin, on the ASI guidance of mid-single-digit growth for 2019, what would it be if you back out just for FX and a loss of the business at Colgate? Would it be upward? Would it be 10% growth? Or in that range?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Kevin can speak to the FX portion in a moment. What I would say as it relates to the Colgate business is—and in the personal care business is that it is a business that you have wins and losses. This one is noteworthy because it’s important. At the same time, we intend to grow our hair and skin care. We expect to grow on other areas. We’re working to manage our plant-related cost. So we built our plans with, if you will, or our forecast here as we communicate with you today, with a full integration of the Colgate dynamic as we see it. So it’s a little bit hard for me to back that out because while it makes a contribution, it’s—it is—or there are actions taking place. But to put it in perspective, the GP associated with that is roughly equal to 1 quarter of the raw material inflation that we’ve cited before. And so with that in mind, while it is an important dynamic, just as we were able to manage through the raw material inflation last year, this is something which we will manage through this year.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. FX is probably about 1 point, would be my guess, based on where we are right now. And that’s $1.19 versus $1.15 for the euro. And Bill kind of sized the Colgate piece already, so, call it, between the two, it’s probably 1 point or 2 that might be accretive if that—if those things were not in play.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

And maybe just to finish up. In personal care in Q4, just to put in perspective, we saw a weakness in the oral care market, which offset the gains we had in the hair and skin care. And then while we don’t report by market, if you will, we actually saw a significant margin improvement within the business because they focused on, if you will, a more premium mix with the biofunctionals and so forth. And so actually, while sales were flat, the business or that portion of the business actually earned more money in Q4 than prior year on flat sales.

David L. Begleiter—Managing Director and Senior Research Analyst, Deutsche Bank AG, Research Division

Got it. And just on the overall cost structure, Bill and Kevin, now that you’re into maybe Wave 1 of the cost-reduction program, what’s your thinking about maybe a Wave 2 of additional actions given the large amount of costs embedded in the company?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

You bet. And of course, we’ve looked with an open mind at the opportunities, both short-term and long-term. The $120 million is a big number for us to make sure that we successfully bring into the P&L over this, if you will, 18-month period. And it is related to a lot of change. We are in a growth mode, and we want to sustain the team’s ability, actually, enhance our team’s ability to grow. And so as we look to potentially more actions in the future, I would say that they’ll be more structural in nature. And what I mean structural, I mean, for example, if we—as we get everybody on one common SAP and potentially provide some enhancement to that system, that might free up the ability to do things in a more productive way. So we will talk down the road about additional thoughts on cost reduction. It will continue to be a major focus for the company. But frankly, delivering on this $120 million is the core focus right now. And so I’d like to say, if you will, the team—what the team executed on a high level on that.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. And just to—I think just to maybe provide just a little more perspective. Ex restructuring, we’re—when we’re done with this, presuming a Composites and Marl divestiture, we’re going to be taking SG&A as a percent of sales down a fair bit. And the thing you got to keep in mind within the ingredients business is we’ve got approximately $90 million of deal-related D&A running through SG&A. And that doesn’t go away. So if you think about that on $2.6 billion, $2.7 billion of revenue, that’s 3.5-or-so percent of sales. So you really need to think about SG&A net of that when you look at the business and compare us to whatever peer group you want to compare us to.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

So just to put that in perspective, if you exclude that intangible amortization, SG&A is around—well, we’ll be able to move it more towards the peer index, which we would say is around the 14% to 15% rate after we’re—we take the $15 million of costs out. So we think we’ll be very competitive, if you will.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes, presuming growth rates that we’re projecting.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

That’s right.

Operator

Our next question comes from the line of Mike Sison with KeyBanc.

Michael Joseph Sison—Managing Director and Equity Research Analyst, KeyBanc Capital Markets Inc., Research Division

Bill, when you think about ASI, you’ve talked about getting to 25%. You got there. Congrats on that. Given the potential for a Phase 2 of cost savings that you just noted, any updated thoughts on where you think margins could be? And clearly, you want to grow the business. So you can’t just cut your way to the next level. But any—just current thoughts on where you think ASI EBITDA margins could go from here?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Yes, certainly. And as proud as we are of that 25%-plus, if you will, result in Q4, we do have some seasonality to the business. We’re able to improve the business about 100 basis points year-over-year. And the actions that we defined, as we said, with the cost takeout, should be about 200 basis points right there. So that would put us well above 25%, if you will, for the business, and that’s prior to any further mixed enhancements or, if you will, growth leverage on our, say, fixed asset core. So we think the 25% to 27% is an appropriate target, and we’re comfortable that we can get there. Like the cost-out discussion, as we achieved that solidly, I think that begins to be the time where we may want to talk about the opportunities to go beyond it. But right now, we’d like to stay focused on executing on the plan to achieve the targets. And you’re right. I mean, you can get to the point where you begin to give up business if you are strictly pursuing, if you will, a margin profile. What I would go back to that is, if you will, one of the beauties of associating our commercial team with this construct of volume as it impacts absorption mix and price versus raw is that we can make those trade-offs understanding how we can improve our GP percent without simply moving to business, which is of a higher GP percent. So for example, if we decided to exit a big slug of business because it was not at the most premium price in our spectrum, we would understand that, that could have a negative impact on our margins because we would lose absorption. So again, making the system healthy involves pricing, it involves mix and it involves growth and successful asset utilization. And I think we’ve got plenty of runway. But please understand, we’re heads down focusing on executing our agenda, and we don’t want to get too far out over our skis. Let’s deliver these. And as we move along next year, I think we will be in a better position to talk about the additional steps we’ll be taking to enhance the business.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Mike, as you look at the outlook that we provided, if you just kind of center on the midpoint of the range in terms of revenue growth and the EBITDA for the business for fiscal ‘19, on a full year basis, we’ll be—we should be approaching that 25% EBITDA margin baseline that we’ve talked about for the full year. Keeping in mind that we’re, call it, 23% and change this year, that would represent a pretty significant improvement and put us in a great spot to then move forward as we layer in the remaining cost out within ASI plus organic growth to really get into that 26%, 27% range within the next, call it, 1 to 2 years. And that’s a really good place to be.

Michael Joseph Sison—Managing Director and Equity Research Analyst, KeyBanc Capital Markets Inc., Research Division

Got it. And then quick follow-up on the sale of Composites and Marl, if you sign the agreement in this quarter, can you discontinue that business and then—in the quarter? Or does that have to happen when you actually sell the business? And then, why—do you have any—with the proceeds, I understand you want to pay down debt. But are there other opportunities to continue to add businesses like Pharmachem to the portfolio, if you look at the M&A environment?

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. In terms of the accounting treatment, it’s our expectation that when we do sign a definitive agreement, we would move—we’d move the business to discontinued operations in the quarter that we sign that. And so obviously, we’d expect—our current expectation is we’re going to do that this quarter. And then we’ll recast the business and results of the business as a result of that, and we’ll provide updated guidance and all that, just as I mentioned a few minutes ago on the call. I’ll let Bill address the acquisition piece, but the thing I would mention is that in addition to the proceeds from the sale of the business, which, again, primarily we will use to strengthen our balance sheet, which will give us a lot of optionality going forward, we’re going to generate a lot of free cash flow that can be used for a variety of purposes, whether it’s bolt-ons or share repurchases or what have you.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

I think Kevin captured it well. And Pharmachem, we’re very excited about the opportunity. It was a point-in-time opportunity and a unique opportunity. As we go forward, as I’m trying to emphasize, our focus is on executing on our core agenda. And when we are down at 2.5x on leverage and we’re producing cash in excess, we have optionality as to what we can do. We have a large share repurchase authorization as well. That’s there. But I think, at that point, once we have shown the continued growth, delivered on our SG&A reductions, made the portfolio change, that’ll be the time to think more about how we further augment the business and bolt on things that may have a good strategic fit. So that may be out there. But unless it’s very opportunistic, we wouldn’t be taking actions in the near term, at least, not sizable actions. We want to deliver on this agenda.

Operator

Our next question comes from Rosemarie Morbelli with Gabelli & Co.

Rosemarie Morbelli—Research Analyst, Gabelli & Company

I was wondering, you did give us some details on personal care and particularly, the oral side, but I was wondering if you could talk about the trends you see between consumer and industrial businesses in the 2019 similar to 2018 increasing, declining. Could you talk about that?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Certainly. In the Pharma area, we see continued growth. We talked about kind of the broad macro expectation would be around 5%, but we’re still seeing the benefit of the new capacity and some new products, which we brought to the market. In personal care, we’ll see, outside of oral, I think continued and similar growth to what we saw in fiscal year ‘18. We’re having a lot of good success as it relates to delivering, the biofunctionals are being very well received in those marketplaces, and we have a number of launches, which we’re very excited about. In adhesives, we’ve been able to grow the business with some new product introductions. We’ve been able to gain some share, and we’ve also been able to move price, and that would be our expectation for the future. And in coatings, I think we’ve shown the ability to grow. That’s an area that we’ve had great success with. We’ve got new product launches. As you see and read from other companies around the globe, there are peaks and valleys, if you will, to some degree and from a demand standpoint within those businesses. So we’ll have to see how strong the architectural market is before we, if you will, throw down the gauntlet related to the rate of growth within that business. We see, fundamentally, in the energy business, continued demand. And growth in the nutrition business, that’s one where we have a strong focus from an asset utilization standpoint. And so we have a focused effort and would like to drive additional growth across that front. So there’s nothing inherently in any of our markets that would give us pause other than in the oral care, which we’ve described specifically with a specific dynamic.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. Something that I think is worth mentioning, around coatings, specifically, we get asked this question periodically. And we are all about architectural coatings, so think water-based paint. We have no exposure to automotive or other solvent-based coatings within our coatings business. And we get asked that question periodically, and there’s no exposure there.

Rosemarie Morbelli—Research Analyst, Gabelli & Company

Okay, great. And if—you have given us $200 million worth of CapEx anticipated for 2019. How much is going to stay with you? Is this—because I am assuming that some of that $200 million is dedicated to Composites and I&S.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. Rosemarie, approximately $160 million of that would be remaining with the business; about $40 million would go with the divested businesses. So think of the kind of the go-forward as around $160 million, and probably $125 million to $140 million or so of that is maintenance, state of business, compliance-type capital. The remainder is profitability improvement and a bit of growth capital for some of our constrained assets, which, frankly, we don’t have very many of right now given the new Pharma capacity. But that’s the way to think about that.

Rosemarie Morbelli—Research Analyst, Gabelli & Company

Okay. And quickly, if I may, you are giving us a target of 25% to 27% EBITDA margin for ASI. If we look at the company post the divestitures, what would be the consolidated margin?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Well, I think we’ll certainly, if you will, recast when we move to discontinued operations and have the profile of the transaction, if you will, clear. And so that may be the time to revisit your question. Kevin, unless you have anything else to add to that?

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

No, I think that’s fair. I mean, the way to think about it is we have the ASI business, and you know what the EBITDA margin of that is on a trailing 12 basis and we expect that to do in fiscal ‘19. Within the I&S business, we’ll be retaining the Lima facility. We use probably 2/3 of Lima for internal production within ASI, the remaining goes to the merchant market in the form of BDO and other derivatives. So you can look at the I&S segment and kind of see what the EBITDA margin is for that and get an idea of how that impacts the overall. And then the—if you look at the assumption around the corporate unallocated then that would be the third piece of that puzzle. So you can pretty easily, I think, model around that.

Operator

Our following question comes from Mike Harrison with Seaport Global Securities.

Michael Joseph Harrison—Managing Director and Senior Chemicals Analyst, Seaport Global Securities LLC, Research Division

Just looking at the EBITDA guidance for the ASI business, keeping in mind that you’ve got $20 million worth of incremental cost savings in there, it really doesn’t seem to imply a whole lot of the fixed cost leverage or the mix improvements or the price versus cost improvement that we might be expecting as we look at ‘19 versus ‘18. So is there just a little bit of conservatism in there? Or is this really the headwinds from Colgate and FX that you’re sort of baking in there? Anything else we need to keep in mind for headwinds there?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Yes, first of all, in the spirit of the leverage, we try to avoid the use of the word headwinds these days. There are things that come across our path, and we have to overcome them. But in the spirit of your question, if you will, the—we put out a range, and obviously, that range is for a reason. There are quite a number of things that we feel very good about in terms of how we’re developing the business and the pricing actions and the increased absorption, the mix improvements. What we also do see is the FX and raw materials. It is a bit of a volatile global environment. And just from a trade standpoint, we’re not forecasting those as being significant problems, if you will, related to our earnings. So that’s why I think we’ve put together what we think is an appropriate and achievable target as well as, if you will, a range that would give us an opportunity to—and of course, we can overdeliver. We’d love to do that. We may also face some challenges, but we’re focused on at least delivering the center of the range of our target.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

And if you look at the range, I mean, what we’re implying is in spite of oral care, in spite of FX, midpoint of the range would imply 5% year-over-year EBITDA growth. And I think one of the things to keep in mind in the Specialty Ingredients business, the DA portion of EBITDA is about 40% or so. So that would imply double-digit EBIT growth to the business. And you layer the $20 million on top of that, you get EBITDA growth north of 8% at the midpoint of the range, which we feel quite comfortable is very strong.

Michael Joseph Harrison—Managing Director and Senior Chemicals Analyst, Seaport Global Securities LLC, Research Division

All right. And with regard to the Colgate business, did you have some exclusivity with them that you’re now free to potentially go after some other customers for Gantrez in oral care? Just trying to think about the pace of overcoming that obstacle.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Sure. Sure. It wasn’t so much that it was exclusivity. It was a unique formulation that they’ve provided to the marketplace. And the material that is used for that formula is not used broadly—or the material is used broadly, but not in the purpose, if you will, that Colgate used it. And so this is really, if you will, we believe, contained to this relaunch, which is significant, but this relaunch. And it’s unlikely, and we don’t see on the horizon that others will now, if you will, change their formulation, which would be a move to an older formulation that’s being relaunched right now. So we view this as it. Again, the—it’s not being replaced by another material. It’s just that the new formulation doesn’t need the Gantrez as we go forward.

Michael Joseph Harrison—Managing Director and Senior Chemicals Analyst, Seaport Global Securities LLC, Research Division

All right. And just really quickly, you’ve mentioned the D&A component is pretty large within ASI. I was wondering, though, the D&A number for fiscal ‘18 was close to a $300 million, and you’re guiding the $285 million for fiscal ‘19. What’s driving that reduction?

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

It’s really the I&S business, as much as anything. Composites has pretty low D&A. As we move through this, it’s really more the I&S business.

Operator

Our next question comes from Laurence Alexander from Jefferies.

Laurence Alexander—Vice President and Equity Research Analyst, Jefferies LLC, Research Division

Can we flesh out the margin discussion from a slightly different angle? As you think about the end markets that ASI sells into and that you give the updates on the quarterly calls, how stable have the margins been in each of those channels? And then, I guess, the second related question is, as you think longer term, once you get the margin structured to have a stable run rate, do you see a chance to accelerate, structurally improve the growth rate for ASI by 100, 200 basis points while selling into higher-margin products? Or is there going to be a trade-off between faster growth and the margin profile?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Yes. So from a margin profile standpoint, we haven’t seen, if you will, significant trends at least in the last fiscal year. There are some areas where we’ve seen it increased, some areas where we’ve seen a little bit of a falloff. But in general, when you look in the aggregate, it’s been fairly constant. But that’s been in the context of significant raw material inflation. And as we say, we have a quarter or 2 lag, typically, to recover that. And so we’ve been able to, if you will, overcome that on the basis of our mix improvements, along with our absorption and manufacturing benefits that we focus on. So that’s been the formula for last year. As we move forward, it’s always a challenge to predict what raw materials will do in the future. But as we push pricing through on our existing products, we still intend to drive a richer mix. We intend to drive better utilization of our assets. And so that would be an opportunity in the future for us to enhance our margins. We do still have raw material inflation that’s—that may abate over time but at this point is greater in fiscal year ‘19 over ‘18. But our—we’ve included that in our outlook. So we—I don’t see a significant trade-off in terms of volume versus, if you will, profitability. We do have some places where we do things like purchase for resale and very low-margin activities where, frankly, it’s better for us just to gracefully exit the segments. But in general, because of the variable economics on our system, even if it’s not “at the system average GP percent”, if we’re basically running that off of an existing asset with available capacity, the variable economics allow us to maintain the GP percent in that context, and we look forward to the day when all of our assets are formed. We have to make good choices about whether to expand them. But frankly, in a number of our assets, it would be nice just to focus on upgrading the mix. And at that point, that would be the trade-off.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. Laurence, if you look at it at a high level, today, we characterize the business as Consumer and Industrial Specialties. And we generally see a higher growth rate on the consumer side, which is also generally a higher margin part of the business. And with the strategy to continue to grow that faster, while obviously still growing the industrial business because that covers, frankly, the vast majority of fixed cost plus nice profitably on top of it, we see that as a strategy that will continue to work and should not see profitability trade-offs as a result of that.

Operator

Our final question comes from Jim Sheehan with SunTrust.

James Michael Sheehan—Research Analyst, SunTrust Robinson Humphrey, Inc., Research Division

Could you provide some more color on trends you’re seeing in adhesives? It looks like you’ve had some pretty good demand year-to-date. Are you seeing any evidence of destocking in that area? And I presume your stronger growth rate is due to market share gain. If you could just provide more color on adhesives.

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

Yes. So one of the things we’ve seen is a revenue increase. We’ve had significant raw material inflation in this area. The team has worked aggressively, selling the value equation to make sure to offset that, and they’ve done a very nice job. We have picked up some share in some new areas with some new technologies, and that’s also helping to bolster the growth. So that’s really been the formula of success for that business. And we’d love to see raw materials abate, so we could just focus more energy on driving the innovation and gaining share in that market as we go into fiscal year ‘19.

J. Kevin Willis—Senior Vice President and Chief Financial Officer, Ashland Global Holdings Inc.

Yes. Jim, if you look at our adhesives business, we’ve been in the adhesives business for quite some time. And over the course of history, if you level out some customer gains, customer losses that occasionally occur, that business has consistently grown in mid-single digits. It’s very nichey. It plays in some very specialized end markets. And the technology we provide and the tech service that we provide really allows us to grow that business at that rate. There’s virtually no commoditized adhesives in that business. We don’t play in that space. And as such, yes, historically, that business has been nicely profitable and a good grower. And we’d expect that to continue.

James Michael Sheehan—Research Analyst, SunTrust Robinson Humphrey, Inc., Research Division

Terrific. And in your 2019 outlook, can you talk about what you’re anticipating for trade and tariff impacts? Are you seeing any effects on your supply chains or end markets?

William A. Wulfsohn—Chairman and Chief Executive Officer, Ashland Global Holdings Inc.

There is some impact that we’ve seen from tariffs. I mean, I’m talking about the tariffs themselves as materials are moved. I think you can recognize that—and we all recognize that the effect that it has on, if you will, GDP growth within specific regions can affect us like it could affect anybody else. But we’re not having a tremendous amount of activity of moving materials from the U.S.A. to China and back. We do have some materials. We also have potential sources of those within our system, say, from a European perspective and so forth. So obviously, we’re all interested in seeing how this plays out. But we’re not calling that out as something that we see as problematic, unless it affects, really, the overall macro demand for products in general.

Operator

I’m showing no further questions at this time. I would now like to turn the call back to Seth Mrozek for closing remarks.

Seth A. Mrozek—Director of Investor Relations, Ashland Global Holdings Inc.

Thank you, Sydney. Thank you all for your time this morning, and thank you for your interest in Ashland. Have a great day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.

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In connection with the forthcoming solicitation of proxies from stockholders in respect of Ashland’s 2019 Annual Meeting of Stockholders, Ashland will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A (the “proxy statement”), containing a form of white proxy card. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

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Ashland, its directors and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, Kevin J. Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s Annual Report on Form 10-K for the year ended September 30, 2017, which was filed with the SEC on November 20, 2017, and its proxy statement for the 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 6, 2017. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2018 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Ashland’s Board of Directors for election at the 2019 Annual Meeting will be included in the proxy statement when it is filed by Ashland with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.